S&P Global
Market Intelligence

WidePoint Corporation NYSEAM:WYY

FQ4 2023 Earnings Call Transcripts

Tuesday, March 26, 2024 8:30 PM GMT

S&P Global Market Intelligence Estimates

	-FQ4 2022-	-FY 2022-
	ACTUAL	ACTUAL
EPS Normalized	(1.02)	(0.84)
Revenue (mm)	23.34	94.10

Currency: USD
Consensus as of Aug-16-2022 11:00 AM GMT



Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Volume
5.00
4.00
3.00
2.00
1.00
4.00mm
3.00mm
2.00mm
1.00mm
0.00mm
Apr 2022
Jul 2022
Oct 2022
Jan 2023
Apr 2023
Jul 2023
Oct 2023
Jan 2024

- EPS NORMALIZED -

	CONSENSUS	ACTUAL	SURPRISE
FQ1 2022	0.00	(0.04)	NM
FQ2 2022	(0.04)	0.29	NM
FQ3 2022	(0.03)	(0.06)	NM
FQ4 2022	-	(1.02)	NM

Table of Contents

Call Participants

EXECUTIVES

Jason Holloway
Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

ANALYSTS

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Presentation

Operator

Good afternoon. Welcome to WidePoint's Fourth Quarter and Full Year 2023 Earnings Conference Call. My name is Matthew, and I'll be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George.

Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you'd like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding the future events and future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-K filed with the Securities and Exchange Commission.

Finally, I'd like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon, everyone. Thank you for joining us today to review our financial results for the fourth quarter and full year ended December 31, 2023. This past year was a pivotal one for WidePoint, marked by successful execution of our financial and operational plans and initiatives. We closed out 2023 on a strong note pertaining to both our financials and operations with approximately $106 million in revenue, positioning us at the higher end of our full year 2023 guidance.

Simultaneously, we achieved 26th consecutive quarter of positive adjusted EBITDA, and demonstrate a sequential quarter-over-quarter growth in 2023. Additionally, and more notably, we concluded the fourth quarter free cash flow positive, a trend that we anticipate maintaining throughout 2024 and beyond and something that is vital for the company, especially within this high interest rate environment.

This momentum we anticipate carrying into 2024 is backed by multiple initiatives and developments made throughout fiscal year 2023. First, a robust demand for our solution and services remain evident with the fourth quarter alone, witnessing more than 30 contractual actions amounting to more than $70 million in contract value. These wins include new awards, contract renewals, expansions and extensions in all of our solution lines. As you know from the news headlines, the federal government budget battle is and will be an ongoing issue.

However, we continue to successfully mitigate this risk by proactively engaging with our government counterparts to renew contracts early and ensuring that they are fully funded. Currently, all affected contracts are successfully awarded and carried over into the new year. With this, a significant catalyst for our anticipated growth in 2024 lies in our substantial contract backlog totaling $359 million as of December 31, 2023.

Furthermore, WidePoint continues to solidify its position as the most secure premier choice for trusted mobility management solutions, evidenced by our strong contract renewal and customer retention rates of over 90%. With these initiatives driving our momentum, we confidently forecast double-digit percentage growth in the teens for top line revenues and double-digit percentage growth in the high teens for managed services revenues.

In addition to achieving positive free cash flow for the full year 2024.

Another factor driving our growth is the recent completion of the majority of our capital investments made in 2023. With this, we anticipate having minimal capital expenditures for 2024, strengthening our balance sheet, enabling us to concentrate fully on various operational growth initiatives.

More specifically, I'd like to emphasize 2 previous investments that are in their final phases nearing completion. Last earnings call, we mentioned our Intelligent Technology Management System, or ITMS, was in the FedRAMP in process status. We continue to see positive news on this front throughout the quarter with ITMS now nearing its final FedRAMP authorized designation, we anticipate certification in the first half of 2024. However, the time lines may change based on general services administration's workload for FedRAMP processing. The good news is that we already have all the necessary authorization to operate or ATOs from our current customer agencies, which attests to our strong cybersecurity posture that places us ahead of our competition.

As a reminder, attaining full FedRAMP certification will uniquely position our ITMS platform and grant WidePoint a substantial competitive edge and competing for new business with the federal government and large enterprises. This certification indicates that our solutions align with federal cybersecurity standards for protecting our customers' data.

Moreover, it will showcase the robust security levels offered by WidePoint solutions to both existing and prospective customers, particularly in commercial sectors and industries where data and system security are paramount. We look forward to announcing the completion of our FedRAMP process and anticipate this to be a significant factor to continue differentiating our solutions and serve as a catalyst to fuel new wins in the near future.

Another investment near completion is in our delivery system, more specifically enhancements to our continuity of operations site or COOP, which we also anticipate completion by the first half of 2024. These COOP site enhancements will further differentiate us from our competitors and provide additional resiliency to our delivery systems. Our enhanced COOP site will have automatic failover capabilities and data replication such that if there is a system outage of our primary operation site, the secondary site will immediately come online to greatly reduce the system recovery time, ensuring that we meet and exceed all of our service level agreements with our customers.

In addition to these investments, we are excited by the potential for artificial intelligence to streamline our everyday business operations. And we are developing a strategy aimed at leveraging AI. The potential to improve our customer service experience by reducing response time, increasing the accuracy of those responses as well as increasing our overall capacity are all being explored.

Furthermore, there's potential to enhance our IT as a service by integrating AI to detect cybersecurity vulnerabilities and enhanced behavior-based security measures. There are other areas of our business that could benefit from the implementation of AI, such as software development, responding to proposals, invoice audits, and leveraging our knowledge base to serve our customers' requirements better.

We are in the process of sifting out the noise from the real AI capabilities. We will share more on this front as we evolve our strategy to meet our business needs. With our investments out of the way, I'd like to highlight just a few of our contract wins achieved recently that we believe will have the potential to grow into substantial revenue generators over the coming years.

At the federal level, we saw roughly $60 million in governmental contracts won in the fourth quarter alone. While we are bound by nondisclosure agreements and unable to disclose specific government clients, Jason will talk to one of our recent federal contract wins, which has the potential to grow into one of our largest federal contracts, second only to our contract with the U.S. Department of Homeland Security. On the commercial side, we have won contracts with a nationwide professional services firm and a major Florida attraction and Research Center, both of which have the potential to grow into a material IT as a service customer over the next 12 months.

On the sales and marketing side, our strategy to expand market presence has proved to be fruitful, especially in a year with challenging macroeconomic headwinds affecting the whole market. Jason will

dive deeper into this topic shortly, but we are proud to say that these efforts contributed significantly to WidePoint's success this past fiscal year.

Lastly, the sales of WidePoint's business solutions have maintained their momentum, playing a significant role in the company's growth and reach. WidePoint has shown year-over-year growth, and we anticipate this positive trajectory to persist in 2024 as we continue to grow our sales pipeline. The potential for cross-selling and upselling within WidePoint's comprehensive suite of trusted mobility management solutions creates further avenues for business expansion and advancement. These business solutions remain pivotal in our sustained long-term growth and in fortifying our competitive advantage.

I will now hand the mic over to Jason, who will dive into the progress made on the sales and marketing front. Jason?

Jason Holloway
Chief Revenue Officer

Thanks, Jin, and good afternoon, everyone. As Jin stated earlier, our concentrated efforts on capturing additional deals within the sales and marketing front has contributed significantly to WidePoint's performance this past year. This past quarter alone, WidePoint was awarded over $70 million in contract wins, approximately $65 million of which were considered new business wins. This showcases our commitment to continuously drive new business into WidePoint and the trust our current and new customers have for our solutions.

Recently, we closed the deal with a commercial entity to provide a full range of managed telecom solutions on behalf of its U.S. government end customer. This deal is approximately $20 million with a 3-year base period and two 1-year option periods. As Jin mentioned, although we cannot disclose this client's name, we are proud to state this contract can become one of our most significant. Additional information can be found in our SEC Form 8-K filed January 2024. We remain committed to advancing these sales and marketing initiatives into 2024. The strong results this past year have prompted us to develop a new internal plan to allocate additional resources and budget towards enhancing our staff and capabilities to secure additional high-margin contracts like the one mentioned just now.

Specifically, we look to add an additional senior-level commercial sales resource and established federal business development resource with a proven track record within the D.C. area and a vendor partner manager for the expansion of strategic partners. With ample funding and guidance from new senior staff members, we are confident in carrying this momentum into fiscal year 2024 to garner more contracts.

On the K-12 side, we continue to accelerate our market penetration. We recently engaged with an expert within the K-12 sector to facilitate our partnership program aimed at integrating WidePoint's IAM solutions into existing offerings for numerous sector entities. I also want to note that our identity and access management pipeline is equivalent to our managed mobility pipeline in terms of the number of opportunities. As Jin mentioned earlier, we have a robust contract backlog of $359 million in value. A large part of this backlog and success seen this year can be attributed to our flagship contract with DHS. the cellular wireless management services 2.0 contract.

Based on our current contract run rate, we are nearing the contract ceiling of $500 million. As such, we are working closely with DHS to review options for continuing to perform under this contract. With the additional resources and staff, we will increase our investments in the sales and marketing efforts as we look to win additional impactful contracts like this for WidePoint's financial growth.

Lastly, I wanted to recognize the IT authorities team. As you know, we acquired IT authorities in 2021. Even though the integration took a little longer than expected due to challenges faced during the COVID pandemic and external macro headwinds, the team has been closing deals at a pretty rapid pace. They have been working extremely hard, and we are excited about their tremendous momentum in 2024.

With that, I will hand the call over to Bob.

Robert J. George
Executive VP & CFO

Thank you, Jason, and thanks to everyone for joining us today. I'd also like to express my gratitude to the entire WidePoint team on how they executed in 2023, a year where WidePoint saw significant improvements in both top line revenue and free cash flow. Now I'm pleased to share the details of our fourth quarter and full year 2023 financial results.

Revenues for the quarter were $28.3 million, up 21% from the same quarter last year. Revenues for the year were $106 million, an increase of 13% from last year. Now I'll provide a further breakdown of our fourth quarter and full year revenues. I'm pleased to say that period-over-period, we saw increases across all our revenue categories. Our carrier services revenue for the quarter was $15.7 million, an increase of 14% from the same quarter last year.

Our carrier services revenue for the full year was $58.3 million, an increase of 9% from last year. The increase is due to growth in contracting activity with our federal customers where we pay carrier invoices on their behalf, the telecommunication devices that we manage. While pass-through, Paying Carrier invoices is a federal customer requirement in an area where we differentiate our services and provide editable savings to our customers.

Our managed and billable services revenues for the quarter were $4.4 million, a 23% increase from the same quarter last year. Our managed and billable services revenue for the year were $31 million, a 10% increase from last year. The increase in fourth quarter and full year were related to increased professional services being utilized by our TLM customers and new projects in our identity and access management customers.

Our reselling and other services revenues for the fourth quarter were $8.1 million, an increase of 37% from the same quarter last year. Our reselling and other services revenues for the year were $16.8 million, a 33% increase from last year. The increase in both the quarter and full year was a result of selling third-party software for recording and storing text messages to our federal customers, which is now required under an expansion of the Federal Records Act and also selling an identity management solution to a new federal customer. I do want to highlight that reselling and other services are transactional in nature and the amount and timing of revenue grew very significantly from quarter-to-quarter. Gross profit for the fourth quarter was $4 million or 14% of revenues compared to $3.6 million or 15% of revenues in 2022. Gross profit for the year was $15.6 million or 15% of revenues compared to $14.6 million and 15% of revenues last year.

In the fourth quarter, the more significant metric of gross profit percentage, excluding carrier services, was 32% compared to 37% in the same period last year. For the full year, gross profit percentage, excluding carrier services, was 33% compared to 36% in the same period last year. The lower gross margin percentage, excluding carrier services in both the fourth quarter and the year relate to increased depreciation and amortization related to our delivery platforms that have substantially reached completion and are beginning to be amortized and the previous noted increases in reselling and other services, which have a lower gross margin profile.

Accordingly, our gross margin percentage will vary from period to period based on our revenue mix. In the fourth quarter, general and administrative expenses were $4.2 million or 15% of revenue compared to $3.6 million or 15% of revenue in the same period of '22. Much of the dollar increase relates to an increase in noncash share-based compensation expense compared to the same period last year. General and administrative expenses for the year were $15.9 million or 15% of revenue compared to $14.7 million and 16% of revenue in 2022. We expect to see general and administrative costs as a percentage of revenue to continue to trend lower in the future.

Our net loss for the fourth quarter was $1.3 million or a loss of $0.15 per share compared to a net loss of $8.9 million and a loss of $1.02 per share in the same period last year. The difference in the net loss between the fourth quarter of 2023 and 2022 is predominantly related to a noncash valuation allowance placed on our net operating loss carryforwards of $8.5 million taken in the fourth quarter of 2022. Our net loss for the full year was $4 million compared to a net loss of $23.6 million in 2022. The principal difference in the net loss from 2023 compared to 2022 was the noncash goodwill charge of $16.3 million taken in the second quarter of 2022 and the noncash valuation allowance placed on our net operating loss carry forwards in the fourth quarter of 2022.

Moving to our balance sheet. I am excited to share the successful results of our cash management efforts over the past year. Although during the year, we invested approximately $1.1 million to substantially complete our delivery platform, we still finished 2023 with $6.9 million in cash and no bank debt. Further, we reduced our days sales outstanding, or DSO, from 83 days in 2022 to 76 days in 2023. Our free cash flow, which we define as adjusted EBITDA minus capital investments was just over $200,000 in the fourth quarter, and we expect to continue to be free cash flow positive throughout 2024.

Additionally, we have entered into a new revolving credit facility with Old Dominion National Bank, which is further described in our Form 10-K filed prior to this call. The facility provides us with an additional $4 million of potential borrowing capacity. We believe our cash on hand, credit facility and expected free cash flow generated in 2024 will be sufficient to fund our anticipated growth and allow us to pursue the strategic initiatives outlined by Jin and Jason earlier.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-K, which was filed prior to this call.

So with that, I will turn the call back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob and Jason. Our efforts and results this past year show significant year-over-year improvement seen, and we anticipate carrying this momentum into 2024 and beyond. As Bob mentioned, we are well equipped with ample cash to pursue the different initiatives Jason and I mentioned earlier. Additionally, I want to reiterate that AI will be a big disruptor for the foreseeable future, and we are taking careful aim to sift through all the noise and hype to implement elements of AI that will have the greatest impact on our business. We look to forming strategic relationships with leaders in the field of AI and especially those with existing tools to deepen our solutions and operational capabilities. We also continue to look out for strategic M&A opportunities that provide synergistic opportunities and value to WidePoint. Given that we are well funded, we have the resources necessary to pursue any opportunities that arise. Though as of now, I do not have any significant development to report in this front.

On a separate note, I'd like to touch on our ESG initiatives. Specifically, WidePoint has developed a robust device recycling program that includes conserving precious resources and minimizing electronic waste, while committing to reducing carbon emission through energy-efficient practices.

WidePoint is also participating in efforts to preserve green space by converting unused property around one of our office locations into a revolting area. Through these ESG initiatives, WidePoint is dedicated to environmental stewardship and sustainable business practice for a greener future. Looking ahead into fiscal year 2024, we expect revenue to range between $120 million and $133 million and adjusted EBITDA range between $2.1 million and $2.4 million.
Additionally, we expect free cash flow to range between $2 million and $2.3 million. We are proud of the significant steps taken this year to enhance our financial health through a series of strategic initiatives and investments made this past year. As evidenced by our positive cash flow in Q4 2023 and improving margins projected for 2024, especially with our managed services. WidePoint is at a turning point and with a solid foundation and clear vision in place and the management team to execute our growth plan, we remain steadfast in our commitment to driving sustainable growth and creating long-term value for our shareholders, employees and communities we serve. With that said, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions.

Question and Answer

Operator

[Operator Instructions] Your first question is coming from Scott Buck from H.C. Wainwright.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Jin, I'm curious with the 2024 guide and the contracts that you guys have in place, can you give us a little idea of maybe what what's already in the bag, I guess, for '24 versus what you might have to go out and still earn to reach your guided revenue level?

Jin H. Kang
President, CEO & Director

In terms of our guidance on the top line, I would say, 60%, 65% of that is in the bag. And we also have things that we have a fairly high confidence in. And so in terms of what we call percentage win RP win, and so 65%, 70% in the bag, and we have the other portions of it at a very high win percentage. So we feel pretty confident to be able to hit within the guidance provided.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Great. That's helpful. And how should we think about the cadence of revenue through the year?

Jin H. Kang
President, CEO & Director

The cadence of revenue should be like it was in 2023, we should see sequential improvements as we had throughout the year. There may be some lumpiness in like the end of the first quarter, beginning of second quarter because there are some onetime value-added resale stuff that comes in. And depending on the timing of that, it could be lumpy, but we still see sequential improvements in revenue and profitability quarter-over-quarter.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Great. And then turning to OpEx. Besides the -- some of the investments you're making on the sales side, can you support the growth you're expecting with the existing cost infrastructure? Or are there other places where you need to spend a little bit more to help support that?

Robert J. George
Executive VP & CFO

Scott, this is Bob George. In terms of infrastructure, we don't see a whole lot of more spending. I mean we do have inflation adjustments in our forecast, but no significant spend on anything in the OpEx side, a little bit more on the sales and marketing side, which I think we talked about in terms of strategic hires, but nothing significant.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Okay. Perfect. And then last one for me. Jin, you talked about M&A a little bit in your prepared remarks. I'm just curious if we could dive in there a little bit more, and you could talk about what kind of criteria you would be looking at to potentially get a deal done?

Jin H. Kang
President, CEO & Director

Yes. In terms of our M&A and potential acquisition is that, that's kind of on back burner, I mean we're not -- we're spending most of our priority and our time in growing organically. But we are, every now and then out there kicking the tires, looking at opportunities. And what we're looking for in terms of capabilities are companies that either do the same thing that we do and essentially buying their customers and moving them onto our delivery infrastructure and eliminating the redundancies and making those deals immediately accretive or looking for companies that potentially can deepen our capabilities like those companies that have specific capabilities in artificial intelligence that could help us deepen our capabilities.

And so those are the types of capabilities that we're looking for, and we are also looking for companies that are stable and profitable. And we don't want to look for companies that are sort of pre-revenues, if you will, because that may endanger our financial performance.

So we're looking for safe bets, singles and doubles. We're not swinging for the fences when we're looking for these opportunities.

Great. Thank you. Operator, any additional questions?

Operator

[Operator Instructions]

While the queue is being populated, I'll proceed with previously submitted questions. Question on the U.S. federal government budget. Now that President Biden has signed for the fiscal year 2024 budget into law. What does that mean for WidePoint?

Jin H. Kang
President, CEO & Director

Thank you for that question. As you know, the ink is barely dry on the budget bill. And so there are very few details on the federal budget and especially the department of homeland security budget. However, what we do know is that our contract is considered essential services and contract funding was approved by all of our -- approved for all of our current task orders. And as such, we expect our contract to be fully funded, and it will be business as usual for us. We will inform you of any material changes to the status of our contract with the Department of Homeland Security and our federal government agencies by issuing press releases as necessary. The status of our contracts with all of our customers are essentially very similar to that of our DHS contract. And again, we'll keep you all informed we have press release as if anything material happens.

Operator

A follow-up question on the U.S. federal government budget. There has been a lot of discussions specific to the Department of Homeland Security budget and potential budget cuts to. Can you provide some additional color as to how the new budget impacts WidePoint and specifically to your contract with DHS?

Jin H. Kang
President, CEO & Director

Right. And as I said, the ink is barely dry. But we have heard in the news that the budget of the DHS 1 was 1 of the sticking points. We have very few details about the DHS's budget. However, we can tell you that all of our current task orders with DHS are fully funded. There is also some good news on our DHS contract front that we can share. As you know, the contract has a ceiling of $500 million. And I'm happy to report that based on our current contract run rate and funding commitments on our task orders with DHS we are nearing the contract ceiling. So we are in communication with our counterparts at DHS to chart a course forward for the remainder of the contract period until the end of 2025.

The likely course of action will be to raise the contract ceiling or recompete the contract earlier or maybe even extend the contract for a few more years. These are all potential options that will help WidePoint as we learn more, we will provide additional detail. But suffice it to say that it is good news that we are running up against the contract ceiling.

Operator

You mentioned in your remarks that you have won another contract with the federal government that may grow into 1 of your largest government contracts, except for your DHS contract. Can you please provide additional details on this contract?

Jin H. Kang
President, CEO & Director

Sure. We did talk a little bit about that, and Jason talked about it as well, but we can tell you that we did win a material new contract with a Quasi federal government entity as we -- and we also mentioned that we teamed with one of our strategic partners to win this contract. I'm happy to report that the implementation is going well, and we are already in talks with the end customer who is interested in the optional services that we offered in our proposal. As we upsell these optional services, we should see a material increase in the contract value. We will provide additional details as they become available. But suffice it to say that we are very excited about this opportunity as well as our new strategic partnership, and we will name the end customer and the strategic partner as we are allowed to, and we should be doing that through a press release coming up shortly.

We also have identified several opportunities that we are already pursuing with this strategic partner. And I will mention that we displaced one of our main competitors to win this quasi government organizations business. And so we feel pretty good about our future prospects there.

Operator

You mentioned in your comments that your capital investments are largely completed and that WidePoint will be free cash flow positive. If so, what is your plan for capital allocation?

Jin H. Kang
President, CEO & Director

Yes, I can confirm that our CapEx was materially completed at the end of Q4 2023. Also in Q4, we experienced free cash flow of approximately $300,000 and see this trend continuing for the foreseeable future. We should see our cash balance grow throughout 2024. The management team is weighing various options, along with input from our -- input and guidance from our Board to including increased investment in sales and marketing, strategic hires stock repurchase program, among others. As we validate our forecast and analyze our options, we will be forthcoming with additional information on that front.

Operator

You mentioned in your comments that your sales pipeline is large and growing. Can you quantify or provide some additional color on this front?

Jason Holloway
Chief Revenue Officer

Yes, sure. I can take that. So we've seen a substantial increase in our pipeline due to recent wins and material contracts. So those closures, they've created new opportunities in the IAM and MMS arena within the same markets. Specifically, our IAM pipeline has filled up tremendously due to recent -- due to the recent transportation sector win we announced in Q4. On the MMX front, with our recent wins and displacing our direct competitors, as Jin mentioned earlier, that has paved the way through our systems integrator partnerships to get a number of new opportunities.

And lastly, as I stated in my prepared remarks, IT authorities has been on a role of closing new deals, and this is largely due to a successful channel partner program created to help supplement boots on the street while keeping overhead costs at a minimum.

Operator

At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gateway-grp.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin H. Kang
President, CEO & Director

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator
Thank you for joining us today for WidePoint's Fourth Quarter and Full Year 2023 Conference Call. You may now disconnect.